NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS 37% FOURTH QUARTER AND 31% YEAR-END 2008 EARNINGS INCREASES

LATROBE, PA, February 5, 2009 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the year ended December 31, 2008. The Company earned $4,024,000 (or $1.36 per average share outstanding compared to $3,065,000 (or $1.01 per average share outstanding) in 2007. Earnings for the fourth quarter of 2008 were $1,222,000 or ($.42 per average share outstanding) compared to $892,000 (or $.29 per average share outstanding) for the same period in 2007.

Gregg E. Hunter, President and Chief Executive Officer noted, “Commercial National Financial Corporation earned $4,024,000 during 2008. This achievement represented an earnings increase of $959,000, or 31%, over the $3,065,000 that the Corporation earned during 2007.  Earnings progressively strengthened throughout 2008 with first, second, third and fourth quarter earnings rising 10%, 34%, 43% and 37% respectively in comparison to the comparable periods in 2007.  Earnings per share in 2008 reached $1.36 which was a $0.35, or 35%, increase over the $1.01 earnings per share of 2007. As a direct result of the aforementioned successes, the cash dividend payment rate to the Corporation’s shareholders was raised by 10% at mid-year 2008. Maintaining continually attractive cash dividend payments to our shareholders is a top priority for your Corporation. The improved financial performance of 2008 resulted from the actions which were taken in anticipation of, and in response to, extreme economic, interest rate and market yield events that were historically unprecedented.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands, except per share data)

	December 31	December 31
	2008	2007

ASSETS
Cash and due from banks	$7,111	$9,836
Interest bearing deposits with banks	21	93
	7,132	9,929

Securities available for sale	114,771	109,960
Restricted investments in bank stock	3,967	2,375

Loans	215,933	227,005
Allowance for loan losses	(1,821)	(1,869)
Net loans	214,112	225,136

Premises and equipment	3,549	3,728
Other assets	16,968	16,514

Total assets	$360,499	$367,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$67,067	$64,914
Interest bearing	190,020	228,605
Total deposits	257,087	293,519

Other liabilities	3,169	2,487
Short-term borrowings	31,175	13,175
Long-term borrowings	30,000	20,000
Total liabilities	321,431	329,181

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,880,953 and 3,028,813 shares outstanding in 2008 and 2007, respectively	7,200	7,200

Retained earnings	41,616	40,505

Accumulated other comprehensive income	2,490	1,437

Less treasury stock, at cost, 719,047 and 571,187 shares in 2008 and 2007
	(12,238)	(10,681)

Total shareholders' equity	39,068	38,461

Total liabilities and shareholders' equity	$360,499	$367,642

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(dollars in thousands, except per share data)

	Three	Months	Year	Ended
	Ended December 31		December 31
	2008	2007	2008	2007

INTEREST INCOME:
Interest and fees on loans	$3,216	$3,461	$13,083	$13,724
Interest and dividends on securities:
Taxable	1,757	1,637	6,349	5,050
Exempt from federal income taxes	27	33	127	136
Other	2	6	28	132
Total Interest income	5,002	5,137	19,587	19,042

INTEREST EXPENSE:
Interest on deposits	918	1,772	4,669	6,707
Interest on short-term borrowings	74	148	460	313
Interest on long-term borrowings	254	232	921	259
Total Interest expense	1,246	2,152	6,050	7,279

NET INTEREST INCOME	3,756	2,985	13,537	11,763
PROVISION FOR LOAN LOSSES	15	-	15	90

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,741	2,985	13,522	11,673

OTHER OPERATING INCOME:
Asset management and trust income	241	250	1,011	1,029
Service charges on deposit accounts	159	176	631	662
Other service charges and fees	189	183	738	697
Net security gains	(76)	-	(76)	-
Income from investment in life insurance	167	168	601	590
Other income	53	35	190	149
Total other operating income	733	812	3,095	3,127

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,474	1,294	5,745	5,324
Net occupancy	179	177	741	713
Furniture and equipment	148	138	551	522
Legal and professional fees	70	116	427	453
Pennsylvania shares tax	132	134	530	542
Other expenses	766	740	3,012	3,109
Total other operating expenses	2,769	2,599	11,006	10,663

INCOME BEFORE INCOME TAXES	1,705	1,198	5,611	4,137
Income tax expense	483	306	1,587	1,072

Net income	$1,222	$892	$4,024	$3,065

Average Shares Outstanding	2,885,515	3,028,813	2,949,810	3,038,761

Net Income Per Share	$0.42	$0.29	$1.36	$1.01